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                                                                    EXHIBIT 99.1


                              RECENT DEVELOPMENTS

     We have described below several important recent developments in, or updates for, our business.

THIRD FISCAL QUARTER RESULTS

     On July 24, 2001, Lucent reported its financial results for the third fiscal quarter of 2001. Revenues were approximately $5.82 billion for the third fiscal quarter of 2001. This compares with revenues of approximately $5.91 billion and $7.41 billion achieved in the second fiscal quarter of 2001 and the third fiscal quarter of 2000, respectively. Revenues for the third fiscal quarter of 2001 declined approximately 21% compared to the year-ago quarter. The loss from continuing operations, including approximately $684 million of business restructuring and related one-time charges, as well as the amortization of goodwill and other acquired intangibles of approximately $233 million, was approximately $1.89 billion, or $0.55 per basic and diluted share, compared with income from continuing operations of approximately $286 million, or $0.09 per diluted share, in the year-ago quarter. The business restructuring and related one-time charges of approximately $684 million consist of approximately $176 million of asset writedowns, approximately $244 million for employee separations, approximately $85 million in other restructuring charges and approximately $278 million of pension and post-retirement curtailment charges associated with employee terminations, offset by an approximately $99 million reversal of the business restructuring charge taken in the second quarter. Including the loss from discontinued operations of approximately $1.36 billion, our results for the quarter were a net loss of approximately $3.25 billion, or a loss of $0.95 per basic and diluted share, compared with a net loss of approximately $301 million, or a loss of $0.09 per diluted share, in the year-ago quarter.

OUR STRATEGIC DIRECTION

     We are moving from a multidivisional company to one that is focused on large service providers. As part of this strategy, we are realigning our businesses to be organized into two customer focused units: an Integrated Network Solutions unit, targeting wireline customers, and a Mobility Solutions unit, targeting wireless customers. As part of this realignment, we expect to orient our product lines, research and development efforts, sales and marketing, and supply chain and services to meet the needs of the large service providers worldwide.

     While market demand continues to be uncertain, we believe the large service provider market segment offers the most stable and attractive opportunity for Lucent. We believe we have strong relationships with many of the large service providers in the United States and are building strong relationships with large service providers outside the United States. We also have substantial experience in building and supporting the complex networks that large service providers use to meet the needs of their customers.

     To position us to execute this strategy more efficiently, we have taken significant steps and plan to take further significant steps to restructure our business operations. Our restructuring efforts to date include:

     - a program announced in January 2001 to exit certain non-strategic product lines and to streamline our cost structure in various businesses and corporate operations, which, among other things, resulted in a workforce reduction of approximately 10,000 employees;

     - a program announced in June 2001 to offer early retirement to approximately 13,000 qualified employees, of which more than 8,500 employees accepted;

     - the expected sale of our optical fiber business, as announced on July 24, 2001;

     - a plan to outsource certain of our manufacturing together with the expected sale of our Oklahoma and Ohio manufacturing operations, as announced on July 24, 2001; and

     - the development of phase II of our restructuring program.

The successful implementation of our phase II restructuring efforts is essential in order to implement our new strategy in the manner and on the timeline we intend.


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     As a result of the realignment and sharpening of our business focus and scope of operations, and in particular as a result of the expected sale of our optical fiber business, we expect that our total revenues will decline in the short term as compared to fiscal 2001 levels. We believe, however, that this sharper focus and our related restructuring efforts will enable us to return to profitability and maximize return to stockholders. Because the implementation of our new strategy is in its early stages and proposed phase II of our restructuring program is being developed and is subject to conditions and risks, we cannot predict with certainty the impact on our future revenues and earnings. Furthermore, we may from time to time explore other strategies and alternatives for our businesses.

RESTRUCTURING PROGRAMS

     Existing Restructuring Program

     On January 24, 2001, we announced a restructuring program to exit certain non-strategic product lines and to streamline our cost structure in various businesses and corporate operations. This program included plans to reduce our work force by approximately 10,000 employees, reduce our expense run rate by $2.0 billion on an annual basis by the end of fiscal year 2001, reduce the accounts receivable and inventory portion of our working capital from their 2001 first fiscal quarter levels (determined by excluding the effect of non-cash charges and asset securitizations, and normalized for the change in quarterly sales) by approximately $2.0 billion by the end of fiscal year 2001 and reduce our actual capital spending versus our initially forecasted capital spending by $400 million in fiscal year 2001. Through these restructuring activities, including headcount reductions, product rationalizations, reduced financing costs and decreased discretionary spending, we expect ongoing operating expenses to be reduced by approximately $2.0 billion on an annualized basis by September 30, 2001. Through June 30, 2001, we had reduced our accounts receivable and inventory as described above by approximately $3.0 billion. We have reduced our forecasted capital spending by more than $700 million to approximately $1.5 billion for fiscal year 2001, representing a $400 million decline from the prior year. In connection with our existing restructuring program, during our second fiscal quarter ended March 31, 2001, we recorded a $2.7 billion pre-tax charge, which includes restructuring costs of approximately $810 million and asset write-downs of approximately $1.9 billion. We do not expect significant cash savings in fiscal year 2001 from our restructuring activities associated with this $2.7 billion charge.

     In June 2001, we expanded our restructuring program by offering an early retirement program to approximately 13,000 qualified employees (not including the 10,000 employees described above). More than 8,500 employees accepted the early retirement offer in July. The work force reductions associated with the restructuring program announced in January 2001 and this early retirement program are now substantially complete, resulting in a total reduction of approximately 19,000 employees. Total third fiscal quarter restructuring charges were approximately $684 million, which represent approximately $176 million of asset writedowns, approximately $244 million for employee separations, approximately $85 million in other restructuring charges and approximately $278 million of pension and post-retirement curtailment charges associated with employee terminations, offset by an approximately $99 million credit resulting from lower than expected costs associated with the restructuring program we announced in January 2001. We currently expect that, in the fourth fiscal quarter, we will record a non-cash charge in connection with our early retirement program of approximately $1.2 billion.

     As part of our outsourcing plan, we recently agreed to sell our manufacturing operations in Oklahoma City, Oklahoma and Columbus, Ohio to Celestica Inc. We expect this transaction to close by the end of the fourth fiscal quarter of 2001. The workforce related to these two operations is expected to be reduced and/or transferred to Celestica over time, resulting in a non-cash charge of approximately $350 million, a portion of which we expect to take in the next two fiscal quarters and the remainder of which we expect to take prior to the end of fiscal year 2002. We cannot assure you that the charge will not exceed $350 million or that we will record the charge on the currently anticipated timetable.


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     Proposed Phase II of Our Restructuring Program

     On July 24, 2001, we announced that, to implement our new strategic direction in the manner and on the timeline we intend, we have developed a proposed phase II to our restructuring program. We believe this phase II, if implemented, would significantly enhance our ability to achieve the goals associated with our new strategic direction as a streamlined company focused on large service providers. As proposed, phase II includes plans to:

     - reduce annual operating expenses by an additional $2.0 billion;

     - generate an additional $1.0 billion in working capital improvements;

     - reduce the capital spending rate by an additional $750 million; and

     - further reduce our work force by approximately 15,000 to 20,000 employees worldwide.

If implemented in the manner and on the timeline we intend, we expect to realize the full benefits on a run rate basis of proposed phase II of our restructuring program by the end of fiscal year 2002. In addition, we expect this proposed phase II, if implemented, to result in an additional charge during our fiscal fourth quarter relating to headcount reductions, product rationalization and associated asset write-offs of approximately $7 billion to $9 billion, of which an estimated $2.0 billion would result in cash outlays. As described below, implementation of the proposed phase II of our restructuring program is subject to a number of important conditions, principally agreement by the lenders under our credit facilities to a proposed amendment thereunder. Accordingly, the timing, scope and components of the proposed program (and the size of the related charge) cannot be precisely determined today.

     Our proposed restructuring program is subject to significant risks and uncertainties. Because the covenants in our credit agreements do not permit us to incur the charge that we expect to incur in connection with proposed phase II of our program, we will need to amend our credit facilities by obtaining the consent of the lenders holding a majority of the commitments under each of our credit facilities prior to adopting and implementing phase II in its current form. We have recently initiated the process of seeking the necessary amendments to our credit facilities and believe that we will obtain such amendments no later than the end of the fourth fiscal quarter. See "Liquidity -- Credit Facilities -- Proposed Amendments to our Credit Facilities." However, we cannot assure you that we will obtain such amendments on reasonable terms or at all. If we are unable to obtain the necessary approval for the amendments from the lenders under our credit facilities, we would not implement phase II of our restructuring program as currently contemplated and we would be required to substantially revise or delay phase II of our restructuring program. Our inability to implement phase II on the schedule we intend or at all would limit our ability to pursue our new strategic direction to the fullest extent and materially impede our ability to achieve the expected benefits of our new strategic direction and phase II of our restructuring program. If we are delayed in, or prevented from, implementing proposed phase II of our restructuring program, we would not be able to take a number of the actions that we are currently considering, including reducing our number of product lines and our headcount on our proposed timeline. As a result, we would not be able to improve our operating performance at the pace that we believe we otherwise could achieve by implementing phase II of our restructuring program. In such a circumstance, we would have difficulty complying with the financial covenants in our credit facilities in the first fiscal quarter of 2002 or, if our results of operations are worse than we expect, in the fourth fiscal quarter of 2001. See
"Liquidity -- Credit Facilities" for a description of the consequences of a default under our credit facilities.

     Our estimated expense reductions, working capital improvements and headcount reductions associated with proposed phase II of our restructuring program are preliminary. Our ability to achieve these goals as well as the remaining goals related to the restructuring program announced in January 2001 will depend on a number of conditions, some of which are outside our control. Even if we complete our existing and proposed restructuring programs, we cannot assure you that we will achieve all of the expense reductions we anticipate or on the timetable contemplated. Because these restructuring programs involve realigning our business units and sales forces, they may be disruptive to our customer relationships. Decreases in spending by these large service providers, if greater than we expect, would likely adversely affect revenues. Our existing and proposed phase II restructuring program may also have other unanticipated adverse effects on our business.


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LIQUIDITY

     Our cash requirements through the end of fiscal 2002 are primarily to fund:

     - operations, including spending on research and development;

     - debt service;

     - cash restructuring costs;

     - capital expenditures; and

     - capital requirements in connection with our customer financing commitments.

Although we have recently implemented a more selective customer financing program, we have existing, and expect to continue to enter into, financing arrangements for our customers that involve significant capital requirements for us. In addition, our capital needs associated with customer financing may increase if deterioration in the credit quality of the customers to which we have extended financing limits our ability to sell the notes representing existing customer financing or transfer future funding commitments on acceptable terms to financial institutions and investors.

     If we do not complete our existing and proposed phase II of our restructuring program and achieve our anticipated expense reductions in the time frame we contemplate, our cash requirements to fund our operations are likely to be significantly higher than we currently anticipate. In addition, because market demand continues to be uncertain, and we are in the early stages of both developing phase II of our restructuring program and implementing our new business strategy, it is difficult to estimate our ongoing cash requirements.

     In addition to the net proceeds from this offering, our current sources of liquidity are cash and cash equivalents and available credit under our credit facilities. Our cash and cash equivalents as of June 30, 2001 were $2.3 billion.

     We currently have a 364-day $2 billion credit facility that expires on February 21, 2002, and a $2 billion credit facility that expires on February 26, 2003. We have the option to extend the maturity of our 364-day credit facility to February 26, 2003. These credit facilities are secured by substantially all of our assets, including a pledge of the shares of common stock of Agere that we own. As of June 30, 2001 and July 25, 2001, we had $2.3 billion and $2.1 billion, respectively, outstanding under these credit facilities.

     On June 28, 2001, we established a $750 million accounts receivables securitization facility. At the time we established the facility, we obtained proceeds of $435 million from our initial sale of receivables into the facility, collateralized by $1.5 billion in accounts receivable. In order to maintain the current facility level, we must continue to generate eligible accounts receivable sufficient to support such level under the terms of the facility. Our ability to obtain further proceeds through the facility will depend on a combination of factors, including our credit ratings and increasing the level of our eligible accounts receivable. As a result of the recent downgrade in our credit ratings, we were required to repay approximately $80 million of the initial proceeds of $435 million to comply with the relevant collateral ratio under the facility.

     We had net liquidity of approximately $4.0 billion on June 30, 2001, comprised of cash and cash equivalents of $2.3 billion and availability under our credit facilities of $1.7 billion. On July 2, 2001, we received approximately $300 million in net proceeds from real estate debt financings. On July 16, 2001, we repaid at maturity $750 million principal amount of our 6.90% notes.

     In addition to the approximately $1.7 billion in net proceeds that we expect to raise from this offering, we expect to raise an aggregate of approximately $550 to $650 million of additional funds during the fourth fiscal quarter from the closing of the transaction involving our Oklahoma and Ohio manufacturing operations as part of our outsourcing plan for contract manufacturing. Prior to the end of our first fiscal quarter of 2002, we expect to obtain approximately $2.75 billion from the sale of our optical fiber business. On July 24, 2001, we announced that we have eliminated the dividend on our common stock, which will improve our cash flow by $68 million each quarter.


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     If our proposed phase II restructuring program is successfully implemented and our anticipated expense reductions are achieved in the time frame we currently anticipate, we expect to fund our currently expected cash requirements for fiscal year 2002 through a combination of the following sources:

     - our expected cash and cash equivalents as of September 30, 2001, which we expect will include the net proceeds of the transaction involving our Oklahoma and Ohio manufacturing operations;

     - our expected available credit under our credit facilities;

     - proceeds from the expected sale of our optical fiber business; and

     - cash flow from operations, subject to the successful implementation of our business strategy.

     We believe our planned sources of liquidity are currently sufficient to meet our requirements through the end of fiscal year 2002. We cannot assure you, however, that these sources of liquidity will be available when needed or that our actual cash requirements will not be greater than we currently expect. For example, the closing of the sale of our optical fiber business is subject to a number of conditions, including various regulatory approvals, and delay in obtaining or failure to obtain these approvals, or delay in the closing of the sale for any reason, could have a significant negative impact on our liquidity. In addition, if the proposed phase II of our restructuring program is revised or delayed, our cash requirements are likely to be significantly higher than we currently anticipate, and we also may not remain in compliance with the financial covenants in our credit facilities. In such instance, we may have to repay outstanding indebtedness and may not be able to borrow under our existing credit facilities and it would limit the availability of alternative financing sources. See "-- Credit Facilities" for a description of the other consequences of a default under our credit facilities. As described under "-- Credit Facilities", the receipt by us of proceeds from specified asset sales in excess of a specified threshold will result in a reduction in the amount of available borrowings under our credit facilities. If our sources of liquidity are not available to us or are not sufficient to satisfy our cash requirements, or we are delayed in, or unable to, successfully implement the remaining aspects of our existing restructuring program or proposed phase II of our restructuring program, or generate positive cash flow from operations, we will need to obtain additional sources of funds through operating improvements, additional asset sales and financing from third parties or a combination thereof. We cannot assure you that these additional sources of funds would be available on reasonable terms or at all.

     We have described below the risks to our liquidity related to our credit ratings. We also have described below in more detail our planned sources of liquidity and related risks.

     Credit Ratings. In February 2001, Standard & Poor's and Moody's Investors Service reduced their ratings for our commercial paper to A3 by Standard & Poor's and P3 by Moody's and for our senior unsecured long-term debt to BBB- by Standard & Poor's and Baa3 by Moody's. On June 12, 2001, Standard & Poor's reduced its ratings for our senior, unsecured long-term debt to BB+ and for our commercial paper to B. On June 26, 2001, Moody's further reduced its ratings for our long-term debt to Ba1 from Baa3 and for our commercial paper from P3 to Not Prime. Also on June 26, 2001, Fitch reduced its ratings for our senior unsecured debt to BB from BBB- and for our commercial paper to B from F3.

     On July 31, 2001, Standard & Poor's further reduced its ratings for our senior unsecured long-term debt to BB- and for our commercial paper to C. The rating for our senior unsecured long-term debt remains on CreditWatch with negative implications. Standard and Poor's stated that the reduction in ratings reflects ongoing deterioration in the communications equipment industry, increased competition as equipment manufacturers seek to strengthen their relationships with large service providers, the diminished proceeds from the sale of the optical fiber systems and the substantial execution risks that Lucent faces as it implements phase II of its restructuring program, including outsourcing of manufacturing. Standard and Poor's further stated that Lucent's long-term ratings will be affirmed with a stable outlook and removed from CreditWatch if the lenders under Lucent's credit facilities agree to amend the covenants to permit the charge associated with proposed phase II of Lucent's restructuring plan. On August 1, 2001, Moody's further reduced its ratings for our senior long-term debt to Ba3 and is continuing to review the ratings for possible further downgrade. Moody's stated that the downgrade reflects the impact of the continuing weak outlook for the telecommunications equipment market on our expected performance, the disappointing sale price of the fiber unit, the cash

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costs of the next phase of cost reductions and the need to balance our cost reduction efforts against investments to improve our product offerings. In addition, Moody's stated that our continued, although declining, exposure to vendor financing remains a credit negative. Our Standard & Poor's, Moody's and Fitch ratings are below investment grade.

     We expect both the recent, and any future, lowering of the ratings of our debt to result in higher financing costs and reduced access to the capital markets. As a result of the earlier reduction of our credit ratings, commercial paper and some other types of borrowings became unavailable to us and the costs of our financings increased. We cannot assure you that our credit ratings will not be reduced in the future by Standard & Poor's, Moody's or Fitch.

     Credit Facilities. Our ability to access our credit facilities is subject to our compliance with the terms and conditions of the credit facilities, including financial covenants. These financial covenants require us to have minimum earnings before interest, taxes, depreciation and amortization (EBITDA) and minimum net worth measured at the end of each fiscal quarter. The EBITDA covenant requires us to achieve positive EBITDA for the six months ended December 31, 2001, with sequential improvement thereafter tested over rolling periods of nine to twelve months. We cannot assure you that we will achieve positive EBITDA by such date or at all. As of June 30, 2001, we were in compliance with these financial covenants. We cannot, however, assure you that we will be in compliance with these covenants in the future. A breach of these covenants could result in an event of default under our credit facilities, which may cause us not to be able to borrow additional funds under our credit facilities and may also permit our lenders to terminate any commitments they had made to supply us with additional funds. Upon the occurrence of an event of default under the credit facilities, the lenders could elect to accelerate payments owed under our credit facilities as well as any other indebtedness as to which a cross-acceleration or cross-default provision applies. Please see
"-- Proposed Amendments to Our Credit Facilities" for a description of the proposed amendments to our credit facilities that we are currently seeking.

     Our future compliance with these financial covenants is dependent upon many factors, including:

     - the level of revenues realized for the fourth fiscal quarter of 2001 and for fiscal year 2002;

     - achieving our expected expense reductions by the end of fiscal year 2001;

     - the level of our gross margins; and

     - the size of one-time charges or reserves taken in connection with our existing or proposed restructuring programs or required to be taken in connection with business developments such as an inventory deterioration or a decline in the creditworthiness of customers to whom we extend financing, in each case to the extent required to be included in our calculations for purposes of compliance with the financial covenants.

Many of these factors are beyond our control. For example, we cannot assure you that the slowdown in capital spending by established service providers will not affect our revenues more than we currently expect. Moreover, the significant slowdown in capital spending in our target markets has created uncertainty as to market demand, which increases the difficulty of accurately forecasting expected future revenues and earnings. In addition, as described under "-- Restructuring Plans" above, we will need to obtain the consent of the lenders under our credit facilities to adopt and implement the second phase of our proposed restructuring program in its current form.

     Under the currently effective terms of our credit facilities, if we undertake certain debt reduction transactions or generate additional funds from specified non-operating sources (which would include the proceeds from this offering and the proceeds from the sale of our optical fiber business and other specified types of transactions, but would not include the proceeds from the transaction involving our Oklahoma and Ohio manufacturing operations or other specified types of transactions) in excess of $2.5 billion first, the total lending commitments under our 364-day $2 billion credit facility would be reduced by the entire amount by which such funds exceed $2.5 billion and, second, if and once commitments under the 364-day $2 billion credit facility have been terminated, the total lending commitments under our $2 billion credit facility that expires on February 26, 2003 would be reduced by 50% of the amount of such funds not otherwise used to


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reduce the 364-day credit facility until the amount of lending commitments under that facility is reduced to $1.5 billion. Any outstanding borrowings under our credit facilities that exceed the reduced lending commitment must be repaid at that time. As of the date hereof, we have generated $519 million in debt reduction toward the $2.5 billion threshold.

     Proposed Amendments to Our Credit Facilities. We have recently entered into discussions with the lenders under our credit facilities to obtain the amendments necessary to allow us to adopt and implement proposed phase II of our restructuring program. We have held discussions with the two agent banks for our credit facilities but have not yet reached agreement with the agent banks on the terms of the amendments. The two agent banks currently hold less than 25% in principal amount of the commitments under each of our credit facilities. The amendments will not become effective unless and until we obtain the consent of the lenders holding a majority of the commitments under each of our credit facilities.

     Based on discussions to date with the two agent banks for our credit facilities, we anticipate that the proposed amendments to our credit facilities will include, among other things, (1) changes to our EBITDA covenant and minimum net worth covenant in order to permit us to implement our new business strategy, including proposed phase II of our restructuring program and the anticipated changes associated with it, (2) changes that will impose revised and additional conditions that we must satisfy in order to spin-off Agere, (3) changes to the mandatory prepayment provisions of the credit facilities that will require us in some circumstances to apply all or an increased percentage of certain financing and asset sale proceeds to reduce our credit facilities, (4) changes to impose conditions upon our ability to resume payment of cash dividends with respect to shares of our common stock and (5) changes to impose conditions on our ability to sell or otherwise dispose of assets. The changes applicable to our right to consummate the spin off of Agere are anticipated to include (in addition to other conditions) conditions requiring us to achieve positive operating EBITDA in the fiscal quarter immediately preceding the spin-off and to raise a significant amount of additional liquidity, from specified sources, a substantial portion of which requirement would be satisfied if we were to consummate each of the expected sale of our optical fiber business, the expected sale of our Oklahoma and Ohio manufacturing operations and this offering. In addition, as part of the proposed amendment we are seeking consent to pay cash dividends on the preferred stock.

     As part of the amendment process, we or the lenders may seek to amend other terms of the credit facilities, including the proposed terms of the amendments as described above. Accordingly, we cannot assure you that we will obtain the proposed amendments to our credit facilities on the terms described above or at all. If we are unable to obtain the proposed amendments as described above, we cannot assure you that we will obtain amendments that will permit us to implement all elements of the proposed phase II of our restructuring program. Although we have not yet agreed with the agent banks on revised covenant levels, we expect that when agreed the proposed revisions to the EBITDA covenant and minimum net worth covenant will establish covenant levels that assume we will implement proposed phase II of our restructuring program in the manner and timeframe we currently intend and assume we will achieve positive cash flow during fiscal 2002. If we are not successful in both implementing proposed phase II as intended and in implementing our overall business plan as currently intended, we may not be able to remain in compliance with these revised covenants in fiscal 2002 and would be forced to seek further amendments to our credit facilities.

     Sale of Optical Fiber Business. On July 24, 2001, we entered into agreements to sell our optical fiber business, including two joint ventures in China, to The Furukawa Electric Co., Ltd. and Corning Incorporated for an aggregate purchase price of $2.75 billion. We will receive $2.525 billion from Furukawa for the major portion of the business. Corning will pay $225 million for our two Chinese joint ventures. In addition, Furukawa and CommScope, Inc. have agreed to enter into one or more joint ventures that will be formed to operate the optical fiber business. Up to $250 million of Furukawa's payment to us may be in the form of CommScope securities. Although we are working to close these transactions prior to September 30, 2001, the closings may be delayed until the first fiscal quarter of 2002, and we also cannot assure you that all the conditions to the closings, including U.S. and foreign governmental approvals as set forth in our agreements with Furukawa and Corning, will be satisfied on a timely basis or at all.

     Oklahoma and Ohio Manufacturing Operations. On July 24, 2001, we entered into an agreement to sell to Celestica, Inc. our Oklahoma and Ohio manufacturing operations, other than our Oklahoma manufacturing facility, which we will lease to them. The purchase price, which we expect to be approximately $550 to $650 million in cash, will be determined based on the value of the assets, primarily inventory, transferred at the completion of the transaction. At closing, we will enter into a five-year supply agreement valued at up to $10 billion with Celestica to be the primary manufacturer for our switching, access and wireless networking systems products. The execution of the supply agreement is a condition to the closing of the transaction. In connection with this transaction, we expect that the workforce related to these two operations will be reduced and/or transferred to Celestica over time. As a result, we expect to record a non-cash charge of approximately $350 million, a portion of which we expect to take in the next two fiscal quarters and the remainder of which we expect to take prior to the end of fiscal year 2002. We cannot assure you that the charge will not exceed $350 million or that we will record the charge on the currently anticipated timetable. Although we expect to close this transaction prior to the end of the fourth fiscal quarter of 2001, we cannot assure you that all the conditions to the closing set forth in our agreement with Celestica will be satisfied prior to the end of the quarter or at all.

AGERE SPIN OFF UPDATE

     We remain committed to completing the process of separating Agere from our company, and we intend to move forward with our distribution of the shares of Agere stock that we then own in a tax-free spin off to our stockholders. Although we have entered into an agreement with Agere (subject to the satisfaction or waiver of a variety of conditions) that obligates us to complete the distribution on or before September 30, 2001, our credit facilities, the relevant terms of which are described below, do not currently permit us to complete the distribution. We are in discussion with our lenders to amend the covenants under our credit facilities. The terms of such an amendment are expected to delay our ability to effect the Agere spin off. See
"Liquidity -- Proposed Amendments to Our Credit Facilities."

     Our agreement with Agere provides that, if the Agere distribution is not completed on or before September 30, 2001, we will complete the Agere spin off as promptly as practicable following our satisfaction or waiver of all conditions of such agreement. However, we do have the right to terminate our obligation to complete the distribution if, as of September 30, 2001, the distribution is not permitted under the terms of our indebtedness or would result in the acceleration of any payment under our indebtedness. As a result, although we intend to complete the Agere distribution as soon as practicable, we cannot assure you that the conditions to our obligation to complete the distribution will be satisfied by a particular date or that our indebtedness will permit the distribution by a particular date or at all. Under our agreement with Agere, we may terminate our obligation to complete the distribution if, after consultation with Agere's senior management, our board of directors determines, in its sole discretion, that the distribution is not in the best interests of Lucent or its stockholders.

     We may explore an alternative path for achieving full independence of Agere from our company through a secondary public offering of the Agere shares held by us if our board of directors determines that a change in the spin off plan is in the best interests of Lucent or its stockholders.

     Proceeds Requirement

     The current terms of our credit facilities will not allow the distribution unless, at the time of the distribution, we have generated $2.5 billion of additional funds or reduction in debt from specified non-operating sources (which would include the proceeds from this offering and the proceeds from the transaction involving our optical fiber business and other specified types of transactions, but would not include the proceeds from the transaction involving our Oklahoma and Ohio manufacturing operations or other specified types of transactions). As of the date hereof, we have generated $519 million of debt reduction in a debt for equity exchange in which we exchanged shares of Class A common stock of Agere held by us for approximately $519 million of our indebtedness held by Morgan Stanley. The proceeds from this offering and the expected sale of our optical fiber business will constitute additional funds that satisfy the requirement of our credit facilities. The closing of the sale of our optical fiber business is subject to various conditions, uncertainties and risks and we cannot assure you that any such sale will be completed on a timely basis or at all. See "Liquidity -- Proposed Amendments to Our Credit Facilities" for a general description of the proposed amendments to our credit facilities. We cannot assure you that any amendments approved by the banks will not impose additional or different conditions on our ability to consummate the Agere spin off than those in the proposed amendments as described above.

     Compliance with Financial Covenants and Release of Pledge Requirements

     Our credit facilities also will not allow the spin off unless no event of default, including failure to satisfy specified financial covenants, exists under our credit facilities. The financial covenants require us to have minimum net worth and minimum earnings before interest, taxes, depreciation and amortization. In addition, our pledge of Agere's common stock must be released in order for us to consummate the distribution. Our pledge will not be released unless we have, as of the end of the quarter preceding the release, a minimum ratio of current assets to the amount committed under the credit facilities plus specified secured debt and other obligations which share in the collateral securing the credit facilities, which ratio must be maintained from the date of any such release until the distribution. We cannot assure you that we will be in compliance with these financial covenants or satisfy the minimum ratio test currently required to release our pledge of the Agere shares in order to complete the distribution on a timely basis or at all. Please see
"-- Liquidity -- Credit Facilities" and "-- Proposed Amendment to Our Credit Facilities" for a more detailed discussion of the risks that we may not remain in compliance with these covenants. In addition, as described under "-- Liquidity -- Proposed Amendment to Our Credit Facilities", as part of obtaining the consent to the proposed amendment from our lenders under our credit facilities necessary to adopt and implement the second phase of our restructuring program, it is likely that the covenants described above or other terms of the credit facilities relevant to the spin off will change.

     Tax Condition to Spin Off

     We have received a private letter ruling from the Internal Revenue Service holding that the distribution of our shares of Agere common stock to our stockholders in the spin off and to holders of our debt in the debt for equity exchange will be tax free to us and our stockholders. The effectiveness of the ruling is conditioned on completion of the spin off by September 30, 2001, unless that date is extended by the Internal Revenue Service in a supplemental ruling. As discussed above, we expect the amended terms of our credit facilities to impose conditions that would delay the spin off beyond that date. In addition, the private letter ruling does not take into account certain additional issues under the tax rules for spinoffs arising from this issuance of preferred stock. Specifically, these issues arise under section 355(e) of the Internal Revenue Code, which limits the amount of stock that can be issued in connection with a spin off.

     We have applied for supplemental rulings from the Internal Revenue Service authorizing an extension of the date for the spin off and favorably resolving the additional issues arising from this issuance of preferred stock. We are hopeful that we can obtain these rulings from the Internal Revenue Service. If we cannot do so, we may attempt to obtain opinions of counsel to the same effect. However, an opinion of counsel is not binding on the Internal Revenue Service, and, in the absence of rulings by the Internal Revenue Service, the Internal Revenue Service could assert that the spin off or the debt for equity exchange was taxable to us.

     In the absence of a ruling from the Internal Revenue Service or an opinion of counsel that we determine to rely on, we would be more likely to explore an alternative path for achieving full independence of Agere from our company.

OTHER RESERVES AND CHARGES

     Adverse industry conditions, such as the continued softening in the competitive local exchange carrier market, have negatively affected the creditworthiness of several customers that participate in our customer financing program. For example, in March 2001, Winstar Communications, a domestic customer to which we have provided substantial financing, filed for bankruptcy. We continually monitor the credit quality of customers to whom we provide financing and if collection under these contracts is not reasonably assured take reserves as part of our receivable collectibility assessment process. In the second fiscal quarter of 2001, we recorded a provision of approximately $700 million associated with uncollectible receivables and customer financing, including Winstar.

     In late May 2001, the board of directors of One.Tel, an Australian telecommunications company and one of our customers, declared One.Tel insolvent. One.Tel announced on June 5, 2001 that it will be liquidated and its assets sold shortly. We have built a mobile fiberoptic network for One.Tel, which is near completion. In our third fiscal quarter, we took significant reserves associated with two vendor finance projects, including One.Tel, of approximately $0.13 per share. We may be required to record additional reserves related to customer financing in the future.

     In connection with the realignment of our businesses into an Integrated Network Solutions unit and a Mobility Solutions unit, we expect to record a pre-tax charge of approximately $50 million in the fourth fiscal quarter of 2001.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the SEC issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation and disclosure of revenues in financial statements and requires adoption no later than the fourth quarter of fiscal 2001. We will adopt SAB 101 in the fourth fiscal quarter of 2001 retroactively to the beginning of fiscal 2001. We are currently evaluating the potential effect of the implementation of SAB 101 on our financial condition and results of operations. SAB 101 does not impact revenue recognition for software and long-term contracts. The implementation of SAB 101 could result in a one-time charge to our earnings as a cumulative effect of accounting change. In addition, the adoption may result in revisions of previously issued quarterly results in fiscal 2001.

     In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards No. 141, Business Combinations ("FAS 141"), and No. 142, Goodwill and Other Intangible Assets ("FAS 142"). Under these new standards, all acquisitions subsequent to June 30, 2001 must be accounted for under the purchase method of accounting, and purchased goodwill is no longer amortized over its useful life. Rather, goodwill will be subject to a periodic impairment test based upon its fair value. FAS 142 is effective for Lucent in fiscal year 2003, although earlier adoption is allowed as of the beginning of a fiscal year. We are currently evaluating the potential effect of the implementation of these two standards on our financial condition and results of operations as well as the timing of our adoption.

OTHER RECENT DEVELOPMENTS

     In October 2000, Henry Schacht replaced Richard McGinn as our chairman and chief executive officer. Mr. Schacht was our chairman and chief executive officer from 1995 to 1997. Mr. Schacht is working with our senior leadership team to manage our day-to-day operations and has initiated an executive search for his successor as chairman and chief executive officer.

     The risks, uncertainties and assumptions that are involved in our forward-looking statements include:

     - the timely implementation of our restructuring program, including phase II;

     - the dispositions, on the anticipated timetables or at all, of our Oklahoma City, Oklahoma and Columbus, Ohio manufacturing facilities and the optical fiber business;

     - the potential for deterioration of the credit quality of customers for which we have provided financing;

     - continued availability of financing, financial instruments and financial resources in the amounts, at the times and on the terms required to support our future business;

     -    our ability to implement successfully our new strategic direction;

     - compliance with the covenants and restrictions of our credit facilities and any amendments thereto;

     -    our credit ratings;

     - the outcome of pending and future litigation and governmental proceedings;

     - our ability to focus our business on the mix of products and services necessary to take advantage of the most desirable opportunities in our industry;

     - our ability to execute upon the implementation of our product rationalizations and other aspects of our new strategic direction in a manner that does not disrupt our customers' business;

     - the desirability of a strategy focused on offering fewer products to large service providers;

     -    customer demand for our products and services;

     -    our relationship with our customers;

     - technological, implementation and cost/financial risks in the use of large, multiyear contacts;

     - U.S. and non-U.S. governmental and public policy changes that may affect the level of new investments and purchases made by customers;

     - changes in environmental and other U.S. and non-U.S. governmental regulations;

     - protection and validity of patent and other intellectual property rights;

     -    our reliance on significant suppliers;

     - the timely completion of the proposed distribution of our remaining shares of Agere Systems Inc.;

     -    the ability to recruit and retain talent;

     - the ability to integrate the operations and business of acquired companies successfully;

     - increasing price, products and services competition by U.S. and non-U.S. competitors, including new entrants;

     - rapid technological developments and changes in our ability to continue to introduce competitive new products and services on a timely, cost-effective basis; and

     -    the availability of manufacturing capacity, components and materials.

     These are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed or forecast in forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general U.S. and non-U.S. economic conditions, including that global economic slowdown and interest rate and currency exchange rate fluctuations and other risks, uncertainties and assumptions.

     For further description of the risks, uncertainties, and assumptions that could cause actual results to differ materially, from such forward-looking statements, see our annual report on Form 10-K for the year ended September 30, 2000, as filed on December 27, 2000, as amended on June 13, 2001; our Quarterly Report on Form 10-Q for the three months ended March 31, 2001, and Current Report on Form 8-K filed on July 31, 2001 and other filings with the SEC.